Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.:

CUSIP No.: 637432MT9

ISIN No.: US637432MT91

4.75% Fixed-to-Floating Rate Notes due 2043 (Subordinated

Deferrable Interest Notes) (the “2013 Notes”), $1,000 principal amount each

4.75% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2043

(SUBORDINATED DEFERRABLE INTEREST NOTES)

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association duly organized and existing under the laws of the District of Columbia (herein referred to as the “Company,” which term includes any successor Person under the Indenture), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $400,000,000 on April 30, 2043, and to pay interest thereon as set forth herein. If such day is not a Business Day, payment of principal and interest will be postponed to the next Business Day and no interest will accrue as a result of that postponement.

From and including April 25, 2013 to, but excluding, April 30, 2023, or any earlier redemption date, the 2013 Notes will bear interest at an annual rate of 4.75%, payable semi-annually in arrears on April 30 and October 30 of each year (each, a “Fixed-Rate Interest Payment Date”), beginning on October 30, 2013 and ending on April 30, 2023 (the “Fixed-Rate Interest Period”). Such interest payments will be made to the persons or entities in whose names the 2013 Notes are registered at the close of business on April 15 and October 15 (whether or not a Business Day), as the case may be, immediately preceding the relevant Fixed-Rate Interest Payment Date. The amount of interest payable for any Fixed-Rate Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no additional interest will accrue as a result of that postponement.

From and including April 30, 2023, to but excluding the maturity date or any earlier redemption date (the “Floating-Rate Interest Period”), the 2013 Notes will bear interest at an annual rate equal to Three-month LIBOR (as defined on the reverse hereof), plus 2.91%, payable quarterly in arrears on April 30, July 30, October 30 and January 30, beginning July 30, 2023 of each year (each, a “Floating-Rate Interest Payment Date,” and, together with any “Fixed-Rate Interest Payment Date,” an “Interest Payment Date”) (or if any of these days is not a Business Day, on the next Business Day, except that, if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day). Such interest payments will be made to the persons or entities in whose names the 2013 Notes are registered at the close of business on April 15, July 15, October 15 and January 15 (whether or not a Business Day), as the case may be, immediately preceding the relevant Floating-Rate Interest Payment Date. The amount of interest payable for any Floating-Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the Trustee is closed for business or (iv) on or after April 30, 2023, a day that is not a London banking day.

Reference is hereby made to the further provisions of this security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

By:

(Seal)

Attest:

By:
Assistant Secretary-Treasurer

Trustee’s Certificate of

Authentication

This is one of the securities

of the series designated herein,

described in the within-

mentioned Indenture

Dated:

By: U.S. BANK NATIONAL ASSOCIATION,

            Trustee

By:
Authorized Officer

REVERSE OF NOTE

This security is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 1996, as amended (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 4.75% Fixed-to-Floating Rate Notes due 2043 (Subordinated Deferrable Interest Notes) (the “2013 Notes”) which series is unlimited in aggregate principal amount. The principal amount of the 2013 Notes, designated on the face hereof as $400,000,000, may be increased from time to time pursuant to Section 301 of the Indenture. All 2013 Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuance of additional 2013 Notes. Any such additional 2013 Notes will have the same terms and conditions and the same CUSIP number as set forth herein. No 2013 Notes shall be authenticated and delivered in excess of the principal amount so increased except in accordance with the Indenture. No additional 2013 Notes shall be authenticated and delivered unless such additional 2013 Notes would be fungible with all 2013 Notes for United States federal income tax purposes.

The Company may redeem the 2013 Notes at any time on or after April 30, 2023, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2013 Notes being redeemed plus accrued and unpaid interest on the 2013 Notes being redeemed to, but excluding, the date of redemption. The Company may redeem the 2013 Notes at any time before April 30, 2023, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2013 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2013 Notes being redeemed (exclusive of interest accrued to the redemption date) from the redemption date to April 30, 2023 (assuming, solely for the purposes of this calculation, that the principal amount of the 2013 Notes to be redeemed was payable on April 30, 2023), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the 2013 Notes being redeemed to, but excluding, such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the 2013 Notes to be redeemed.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of the like tenor of the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the 2013 Notes shall occur and be continuing, the principal of the 2013 Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Solely for purposes of the 2013 Notes, Section 801 of the Indenture shall be deleted and replaced by the following:

SECTION 801. EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the 2013 Notes, means any one of the following events:

(a) failure to pay interest, if any, on any 2013 Note within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen hereof); provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of this Indenture shall not constitute a failure to pay interest for this purpose; or

(b) failure to pay the principal of or premium, if any, on any 2013 Note at its Maturity (whether or not payment is prohibited by the provisions of Article Fifteen hereof); or

(c) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(d) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

So long as there is no Event of Default with respect to the 2013 Notes that is continuing, the Company shall have the right at any time and from time to time during the term of the 2013 Notes to extend the interest payment period to a period not exceeding five (5) consecutive years (an “Extension Period”), except that the Company may not extend the interest payment period beyond the Stated Maturity, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the 2013 Notes. During an Extension Period, interest shall continue to accrue on the 2013 Notes at the then-applicable rate set forth in this Note and accrued interest on the 2013 Notes will bear additional interest at the then-applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. At the end of an Extension Period, unless further extended by the Company in accordance with the requirements set forth herein, the Company must pay all accrued and unpaid interest (and interest thereon).

During any Extension Period the Company may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s members’ subordinated certificates. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, so long as the Extension Period, together with all such previous and further extensions thereof, would not exceed five (5) consecutive years or extend beyond the Stated Maturity of the 2013 Notes. No Extension Period (including as extended) may end on a day other than the last day of an interest payment period.

Upon the termination of any such Extension Period and the payment of all amounts then due (including interest on unpaid interest), the Company may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable.

The Company shall give the Holder of this Note notice of its election of such Extension Period at least ten Business Days prior to the earlier of (i) the next Interest Payment Date and (ii) the date the Company is required to give notice to any applicable self-regulatory organization or to Holders of the 2013 Notes of such next succeeding record or payment date for such interest payment.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The following terms shall have the following meanings:

“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after April 30, 2023, a day that is not a London banking day.

“Calculation agent” means U.S. Bank National Association, or any other firm appointed by us, acting as calculation agent.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term to April 30, 2023 of the 2013 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to April 30, 2023 of such 2013 Notes.

“Comparable Treasury Price” means with respect to any redemption date for the 2013 Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant Floating-Rate Interest Period.

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, RBC Capital Markets, LLC and RBS Securities Inc. plus one other financial institution appointed by us at the time of any redemption, or their respective affiliates which are primary U.S. Government securities dealers in the United States (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date for that Floating-Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that Floating-Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Floating-Rate Interest Period will be the same as Three-month LIBOR as determined for the previous Floating-Rate Interest Period or, in the case of the interest period beginning on April 30, 2023, 0.276%. The establishment of Three-month LIBOR for each Floating-Rate Interest Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Each holder of the 2013 Notes will, by accepting the 2013 Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the 2013 Notes constitute indebtedness and will treat the 2013 Notes as indebtedness for all United States federal, state and local tax purposes.